Exhibit 99.1

Press Release

Contact:	United Community Bancorp
E.G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports

Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 7, 2015 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $695,000, or $0.16 per diluted share, for the quarter ended June 30, 2015, compared to net income of $353,000, or $0.07 per diluted share, for the quarter ended June 30, 2014. Net income for the year ended June 30, 2015 was $2.5 million, or $0.57 per diluted share, compared to net income of $2.3 million, or $0.47 per diluted share, for the year ended June 30, 2014.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the year ended
	6/30/2015	6/30/2014
	(Unaudited)	(Audited)
Interest income	$15,232	$14,958
Interest expense	2,375	2,656
Net interest income	12,857	12,302

Recovery of loan losses	(348)	(132)
Net interest income after Recovery of loan losses	13,205	12,434

Total other income	3,396	3,697
Total noninterest expense	13,640	13,192
Income before income taxes	2,961	2,939

Income tax provision	425	659
Net income	$2,536	$2,280

Basic and diluted earnings per share	$0.57	$0.47
Weighted average shares outstanding - basic	4,463,912	4,835,240
Weighted average shares outstanding - diluted	4,476,184	4,835,240

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

ASSETS
Cash and Cash Equivalents	$18,522	$23,558	$21,016	$39,375	$24,970
Investment Securities	210,664	205,977	198,231	195,975	219,319
Loans Receivable, net	253,828	253,885	249,611	245,961	244,384
Other Assets	38,171	39,058	40,080	41,532	41,792
Total Assets	$521,185	$522,478	$508,938	$522,843	$530,465

LIABILITIES
Municipal Deposits	$103,222	$100,628	$98,082	$110,646	$114,270
Other Deposits	329,315	331,054	322,470	323,877	325,366
FHLB Advances	13,000	13,000	15,000	15,000	15,000
Other Liabilities	4,211	5,965	2,598	3,029	2,899
Total Liabilities	449,748	450,647	438,150	452,552	457,535
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	71,437	71,831	70,788	70,291	72,930
Total Liabilities & Stockholders' Equity	$521,185	$522,478	$508,938	$522,843	$530,465

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,882	$3,782	$3,807	$3,761	$3,679
Interest Expense	558	557	583	677	648
Net Interest Income	3,324	3,225	3,224	3,084	3,031
Provision for (Recovery of) Loan Losses	(104)	(289)	36	9	160
Net Interest Income after Provision
for Loan Losses	3,428	3,514	3,188	3,075	2,871
Total Other Income	856	683	973	884	747
Total Noninterest Expense	3,467	3,355	3,412	3,406	3,244
Income before Tax Provision	817	842	749	553	374
Income Tax Provision	122	148	81	74	21
Net Income	$695	$694	$668	$479	$353
Basic and Diluted Earnings per Share (1)	$0.16	$0.16	$0.15	$0.10	$0.07
Weighted Average Shares Outstanding (1):
Basic	4,420,506	4,428,861	4,421,455	4,583,593	4,774,567
Diluted	4,439,931	4,428,861	4,421,455	4,583,593	4,774,567

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Performance Ratios:
Return on average assets (1)	0.53%	0.54%	0.52%	0.36%	0.27%
Return on average equity (1)	3.86%	3.88%	3.78%	2.68%	1.91%
Interest rate spread (2)	2.72%	2.70%	2.69%	2.51%	2.43%
Net interest margin (3)	2.76%	2.73%	2.72%	2.55%	2.47%
Noninterest expense to average assets (1)	2.66%	2.62%	2.65%	2.59%	2.44%
Efficiency ratio (4)	82.94%	85.76%	81.30%	85.84%	85.87%
Average interest-earning assets to
average interest-bearing liabilities	108.15%	106.79%	107.41%	107.34%	107.79%
Average equity to average assets	13.78%	13.96%	13.74%	13.63%	13.89%

Bank Capital Ratios:
Tangible capital	11.47%	12.22%	12.27%	12.14%	11.88%
Core capital	11.47%	12.22%	12.27%	12.14%	11.88%
Total risk-based capital	23.80%	24.85%	25.99%	26.50%	26.89%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	2.50%	2.86%	2.97%	3.34%	3.97%
Nonperforming assets as a percent
of total assets	1.30%	1.48%	1.63%	1.75%	1.99%
Allowance for loan losses as a percent
of total loans	1.98%	1.97%	1.99%	2.20%	2.18%
Allowance for loan losses as a percent
of nonperforming loans	78.95%	68.66%	67.12%	65.92%	54.88%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.22)%	(0.20)%	0.68%	(0.16)%	0.28%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended June 30, 2015:

Net income increased $342,000 to $695,000 for the quarter ended June 30, 2015, compared to net income of $353,000 for the quarter ended June 30, 2014.

Net interest income increased $293,000 to $3.3 million for the quarter ended June 30, 2015 compared to the same period in the prior year. This was the result of an increase of $203,000 in interest income and a decrease of $90,000 in interest expense. The increase in interest income was the result of an $8.1 million increase in the average balance of loans, combined with an increase in the average rate earned on investments from 1.59% for the quarter ended June 30, 2014 to 2.00% for the quarter ended June 30, 2015, partially offset by a decrease in the average rate earned on loans from 4.59% for the quarter ended June 30, 2014 to 4.47% for the quarter ended June 30, 2015, as well as a decrease of $6.3 million in the average balance of investments. The decrease in the average balance of investments was primarily due to the use of cash flows from investments to fund loan production. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.53% for the quarter ended June 30, 2014 to 0.46% for the quarter ended June 30, 2015. Net interest margin increased from 2.47% for the quarter ended June 30, 2014 to 2.76% for the quarter ended June 30, 2015.

Asset quality continued to improve. The provision for loan losses was a net recovery of $104,000 for the quarter ended June 30, 2015, compared to a $160,000 provision for loan losses for the same quarter in the prior year. The net recovery in the provision for loan losses is due to the recovery of $122,000 on a non-residential loan partially offset by a provision of $18,000. Nonperforming assets as a percentage of total assets decreased from 1.99% at June 30, 2014 to 1.30% at June 30, 2015.

Other income increased $109,000, or 15%, to $856,000 for the quarter ended June 30, 2015 compared to $747,000 for the prior year quarter. The increase is primarily due to a decrease of $74,000 in loss on the sale of fixed assets, a $56,000 increase in service charge income, a $27,000 decrease in mortgage servicing rights amortization, and a $50,000 increase in gain on the sale of loans, partially offset by a $122,000 increase in loss on sale of investments. The decrease in loss on sale of fixed assets was the result of land sold related to the sale of the Osgood branch in the prior year period, with no corresponding losses in the current year period. The increase in service charges is primarily due to increased customer activity. The increase in gain on sale of loans is the result of an increase in loan sale activity during the quarter ended June 30, 2015 as compared to the prior year quarter. The increase in losses on sale of investments is due to the sale of lower yielding mortgage-backed securities and other available for sale securities in the quarter ended June 30, 2015, with no such sales in the prior year quarter.

Noninterest expense increased $223,000 to $3.5 million for the quarter ended June 30, 2015 compared to $3.2 million for the prior year quarter. The increase includes $412,000 in compensation and employee benefits, partially offset by a $74,000 decrease in occupancy expense and a $65,000 decrease in data processing expense. The increase in compensation and employee benefits is primarily due to an increase in routine annual compensation increases and expenses related to additional employees hired to enhance business development efforts in the commercial loan department. The decrease in occupancy expense is primarily due to a decrease in computer software licenses and contract fees resulting from the renegotiation of contracts. The decrease in data processing expense is due to the absence in the current year period of data conversion expenses incurred in the prior year period.

For the year ended June 30, 2015:

Net income increased $256,000 to $2.5 million for the year ended June 30, 2015, compared to net income of $2.3 million for the year ended June 30, 2014.

Net interest income increased $555,000, or 4.5%, to $12.9 million for the year ended June 30, 2015 as compared to $12.3 million for the year ended June 30, 2014. The increase in net interest income was due to an increase of $274,000 in interest income and a $281,000 decrease in interest expense. The increase in interest income was primarily the result of an increase in the average rate earned on investments from 1.53% for the year ended June 30, 2014 to 1.92% for the year ended June 30, 2015, partially offset by a $7.1 million decrease in the average balance of investments. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.56% for the year ended June 30, 2014 to 0.49%, for the year ended June 30, 2015. Net interest margin increased from 2.55%, for the year ended June 30, 2014 to 2.68% for year ended June 30, 2015. The decrease in the balance of investments was primarily due to using cash flows from investments to fund loan production.

Asset quality continued to improve. The recovery of loan losses was $348,000 for the year ended June 30, 2015, compared to a recovery of loan losses of $132,000 for the prior year. The increase in the recovery for loan losses was primarily due to recoveries on one 1 -to 4- family loan and one multi-family loan totaling $492,000 and a provision of $360,000 during the year ended June 30, 2014, compared to the recoveries on two non-residential loans totaling $423,000 and a provision of $75,000 for the year ended June 30, 2015. Nonperforming assets as a percentage of total assets decreased from 1.99% at June 30, 2014 to 1.30% at June 30, 2015.

Other income decreased $301,000, or 8.1%, to $3.4 million for the year ended June 30, 2015 compared to $3.7 million for the prior year period. The decrease is primarily due to a $432,000 increase in loss on the sale of investments, a $207,000 decrease in other income, including a $253,000 decline in the fair value of mortgage servicing rights, partially offset by a $191,000 increase in service charges and a $165,000 increase in gain on the sale of other real estate owned. The increase in loss on the sale of investments is due to the sale of primarily lower yielding mortgage-backed securities and other available for sale securities in the year ended June 30, 2015 with no such sales in the prior year. The increase in service charges is primarily due to an increase in volume. The increase in gain on the sale of other real estate owned is related to the sale of two 1-to 4- family and one multi-family property.

Noninterest expense increased $448,000 to $13.6 million for the year ended June 30, 2015 compared to $13.2 million for the prior year period. An increase of $721,000 in compensation expense was partially offset by decreases of $95,000 in other operating expenses, $85,000 in data processing expenses and a decrease of $71,000 in premises and occupancy expense. The increase in compensation expense was primarily the result of stock-based compensation expense of $262,000 in the year ended June 30, 2015 related to the vesting of stock options and restricted share awards issued in April 2014, compared to a $44,000 corresponding expense in the prior year period. Additionally, routine annual compensation increases and employees hired in the fiscal year to enhance the business development efforts in the commercial loan department resulted in an increase of $400,000 for the year ended June 30, 2015.

Total assets were $521.2 million at June 30, 2015, compared to $530.5 million at June 30, 2014. A $6.5 million decrease in cash and cash equivalents and an $8.7 million decrease in investment securities were partially offset by a $9.4 million increase in loans. The decrease in cash and cash equivalents and investment securities was primarily due to the use of cash and the proceeds generated from the sale of investment securities to fund the increase in loans.

Total liabilities were $449.8 million at June 30, 2015, compared to $457.5 million at June 30, 2014. The decrease in liabilities was primarily the result of a $7.1 million decrease in deposits. The decrease in deposits is primarily due to a decrease in municipal deposits resulting from normal fluctuations in municipal deposits.

Total stockholders’ equity was $71.4 million at June 30, 2015, compared to $72.9 million at June 30, 2014. Net income of $2.5 million for the year ended June 30, 2015 was partially offset by amortization of ESOP shares totaling $395,000, amortization of EIP shares totaling $186,000, stock repurchases totaling $4.2 million, dividends paid of $1.1 million and an increase in unrealized gain on securities available for sale of $556,000. At June 30, 2015, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 26, 2014 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.